EXHIBIT 34.3

Independent Auditor’s Report

The Board of Directors

Perpetual Trustee Company Limited:

We have examined management’s assessment, included in the accompanying Report on Assessment of Compliance with Regulation AB servicing criteria, that Perpetual Trustee Company Limited (the “Company”) complied with the servicing criteria set forth in Item 1122(d)(2)(ii), 1122(d)(3)(ii), 1122(d)(3)(iii) and 1122(d)(3)(iv) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities transactions for which the Company served as issuer trustee that are backed by the same asset type backing the class of asset-backed securities of the SMART ABS Series 2013-1US Trust (the Platform), as of 31 March 2013 and for the period from 23 January 2013 (the date of issuance of the SMART ABS Series 2013-1US Trust transaction subject to the requirements of Regulation AB) through 31 March 2013 (the “Reporting Period”). The Company’s management has determined that all other criteria set forth in Item 1122(d) are not applicable to the Company because the Company does not perform activities with respect to the Platform relating to those criteria. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that Perpetual Trustee Company Limited complied with the aforementioned servicing criteria as of 31 March 2013 and for the Reporting Period is fairly stated, in all material respects.

/s/ KPMG

KPMG

Sydney, Australia

5 June 2013